NEWS RELEASE
R&B, INC.



                                                 Corporate Headquarters:
                                                 R&B, Inc.
                                                 3400 East Walnut Street
                                                 Colmar, Pennsylvania 18915
                                                 Fax: (215) 997-8577
For Further Information Contact:
Mathias J. Barton, CFO
(215) 997-1800 x5132
E-mail:MBarton@rbinc.com


R&B, Inc. Reports Sales and Earnings for the Second Quarter Ended June 26, 2004

        Colmar, Pennsylvania (July 30, 2004) -- R&B, Inc., (NASDAQ:RBIN) today announced financial results for the second quarter ended June 26, 2004. For the second quarter ended June 26, 2004, sales increased 11% to $64.3 million from $58.1 million in the same period last year. Net income in the second quarter of 2004 was $5.3 million compared to net income of $3.5 million in the same period last year. Diluted earnings per share in the second quarter increased 49% to $0.58 from $0.39 in the same period last year.

        For the six months ended June 26, 2004, sales increased 11% to $120.3 million from $108.3 million in the same period last year. Diluted earnings per share for the first six months of 2004 increased 47% to $0.94 compared to $0.64 in the same period last year. Net income for the first six months of 2004 was $8.6 million compared to net income of $5.8 million in the same period last year.

        Sales volume in 2004 increased as a result of continued sales growth from products introduced within the last twelve months and shipments of the Company's Pik-A-Nut home hardware product line to K-Mart, which became a customer in the third quarter of last year. The favorable effects of foreign currency exchange resulted in a 1% year over year increase in sales.

        Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "Our sales growth in the first half of the year is the direct result of our continued focus on new product development. Our goal is to maintain our leadership position in the aftermarket by further accelerating our rate of new product introductions over the next two years through our "Driving ReveNEW" initiative. We will distribute over 700,000 copies of our new service dealer guide in the third quarter as part of our continuing awareness program. This offering will highlight many of the exciting new products that we have recently introduced for the service dealer and do-it-yourself markets. We remain committed to our strategy of accelerating opportunities for our customers and our businesses through continued investment in new product development, initiatives designed to create and grow aftermarket demand for new and existing products, and supply chain excellence to ensure that the right parts are available at the right place at the right time to satisfy demand."

        The Company also announced its decision to invest approximately $5.0 million to automate its recently-expanded central distribution facility in Warsaw, Kentucky. This initiative, which is expected to be completed shortly after year end, will also result in approximately $0.6 million in one-time start up and training costs, which are expected to be incurred in the second half of this year. Once completed, this project is expected to generate significant efficiency improvements and improved customer service capabilities for the Company's Dorman business. Total capital spending in 2004 is expected to be between $10.0 and $12.0 million as a result of this initiative, the 77,200 square foot expansion of the Warsaw facility, increased tooling costs for new products and other capital projects.

        R&B, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware and brake products to the automotive aftermarket and household hardware to the general merchandise markets. R&B's products are marketed under more than thirty proprietary brand names, through its Motormite, Dorman, Allparts, Scan-Tech, MPI and Pik-A-Nut businesses.

        Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's Annual Report on Form 10-K under "Business - Risk Factors."



                                        R&B, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                   13 Weeks         13 Weeks
                                 -------------   ---------------
Second Quarter (unaudited)       6/26/04  Pct.   6/28/03     Pct.
Net sales                       $64,277  100.0  $58,068    100.0
Cost of goods sold               39,317   61.2   36,885     63.5
Gross profit                     24,960   38.8   21,183     36.5
Selling, general and
 administrative expenses         15,846   24.6   14,811     25.5
Income from operations            9,114   14.2    6,372     11.0
Interest expense, net               769    1.2      884      1.5
Income before income taxes        8,345   13.0    5,488      9.5
Provision for income taxes        3,028    4.7    1,963      3.4
Net income                      $ 5,317    8.3  $ 3,525      6.1
Earnings per share
     Basic                      $  0.60    -    $  0.41       -
     Diluted                    $  0.58    -    $  0.39       -
Average shares outstanding
     Basic                        8,845    -      8,627       -
     Diluted                      9,194    -      9,033       -


                                   26 Weeks           26 Weeks
                               ---------------   ---------------
Year-to-date (unaudited)        6/26/04   Pct.  6/28/03     Pct.
Net sales                      $120,282  100.0 $108,340    100.0
Cost of goods sold               74,707   62.1   68,559     63.3
Gross profit                     45,575   37.9   39,781     36.7
Selling, general and
 administrative expenses         30,504   25.4   29,071     26.8
Income from operations           15,071   12.5   10,710      9.9
Interest expense, net             1,530    1.2    1,775      1.7
Income before income taxes       13,541   11.3    8,935      8.2
Provision for income taxes        4,906    4.1    3,185      2.9
Net income                      $ 8,635    7.2  $ 5,750      5.3
Earnings per share
     Basic                      $  0.98    -    $  0.67       -
     Diluted                    $  0.94    -    $  0.64       -
Average shares outstanding
     Basic                        8,804    -      8,564       -
     Diluted                      9,162    -      8,996       -

                            R&B, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                 (in thousands)

                                6/26/04 12/27/03
Assets:                         (Unaudited)
Cash and short term investments  $ 17,888            $ 25,082
Accounts receivable                62,267              44,127
Inventories                        51,339              51,170
Prepaid expenses and other          9,300               8,849
Total current assets              140,794             129,228
Property & equipment               20,562              17,590
Goodwill                           29,026              29,125
Other assets                          575                 663
Total assets                     $190,957            $176,606

Liability & Shareholders' Equity:
Current portion of long-term debt$  9,049            $  8,571
Accounts payable                   14,621              10,029
Accrued expenses and other         12,741              12,176
Total current liabilities          36,411              30,776
Long-term debt                     34,759              35,213
Deferred income taxes               5,237               4,632
Shareholders' equity              114,550             105,985
Total Liabilities and Equity     $190,957            $176,606


Selected Cash Flow Information:
(in thousands)                    13 Weeks                26 Weeks
                                  --------                --------
                            6/26/04     6/28/03    6/26/04    6/28/03
Depreciation and
amortization                $ 1,155      $1,227    $  2,235   $ 2,419
Capital Expenditures        $ 3,450      $1,418    $  5,212   $ 2,303